Exhibit 10.13

CAPACITY LICENSE AGREEMENT

This CAPACITY LICENSE AGREEMENT (the “Agreement”) is made and entered into this 21st day of  March, 2013 (“'Effective Date”) by and between Intel Corporation, a Delaware corporation,  having its principal place of  business at 2200 Mission College Boulevard, Santa Clara, California 95054, USA (“Intel”). and Uni-Pixel Displays, Inc., a Texas corporation, having its principal place of business at 8708 Technology Forest Drive, Suite 100,  The Woodlands, TX 77381 (“UniPixel”). Intel and UniPixel are sometimes referred to  herein as a “party” or the “parties”.

RECITALS

WHEREAS, INTEL designs, develops, and manufactures, microprocessors, chipsets and related products and has recently developed, defined and announced the Intel® Ultrabook™ mobile computing platform.  intel seeks to enable its computing device manufacturing ecosystem with the ability to manufacture the Ultrabook and other computing platforms designed by Intel at a competitive price point while conforming to Intel’s predefined specifications; and

WHEREAS. UniPixel has pre-existing intellectual property, know-how, and manufacturing processes and capabilities relating to inks, coatings transparent films, conductive layers, touch screens, touch sensors, printing, plating, polymers, glass, substrates, micromesh, catalysts, cables and the application of all of the foregoing and further desires to develop and manufacture Sensors for Intel’s computing device manufacturing ecosystem; and

WHEREAS. Intel and UniPixel desire to enter into this Agreement under the terms outlined herein;

NOW, THEREFORE, in consideration of the covenants set forth herein, Intel and UniPixel hereby agree as follows:

1.    DEFINITIONS

1.1.
“Affiliate” means, with respect to a party, any corporation, firm, partnership or other form of business entity which controls or is controlled by such party, (with “control” meaning beneficial ownership of at least fifty percent (50%) of the voting power of the person or entity entitled to vote in the election of directors or, in the case of an entity that is not a corporation, the election of the corresponding managing authority). Any such entity shall be deemed to be an Affiliate only so long as such ownership or control exists.

1.2.	“CNDA” means Corporate Non-Disclosure Agreement# 52652820, dated February 13, 2013 between the parties.

1.3.	“Commission” means ten percent (10%) of Gross Revenue from the sale of Sensors.

1.4.	“Commission Cap” has the meaning in Section 6.3.

1.5.	“Equipment” means printing, plating, test equipment and other equipment (as detailed in Exhibit A) for use in UniPixel 's facility.

1.6.
“Equipment Assignment Trigger” means the occurrence of (i) a material breach of the Agreement by UniPixil, which breach is not cured, if capable of cure, within thirty (30) (days) of notice from Intel; or (ii) UniPixil fails to meet the Final Intel Production Capacity Availability by the Last Production Ready Date; or (iii) UniPixel has not sold any Sensors by the Last Production Ready Date.

1.7.	“Expanded Commission” means a Commission on the sale or Sensors to third parties which are not Intel Designated Customers.

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1.8.
“Expanded Commission Triggers” means the occurrence of any of the following events prior to UniPixel paying Commissions to Intel equal to the Commission Cap: (i) UniPixel does not meet the Specifications by the Last Production Ready Date; (ii) UniPixel does not meet Final Intel Production Capacity Availability by the Last Production Ready Date; or (iii) after first meeting the Specifications and Final Intel Production Capacity Availability, UniPixel thereafter fails to meet the Specifications or Final Intel Production Capacity Availability during any two (2) month period during the Term.

1.9.	“Fee” has the meaning in Section 3.l.

1.10.	“Final Intel Production Capacity Availability” has the meaning in Section 4.3.2.

1.11.	“Gross Revenue” means the revenue (at invoiced value) received by UniPixel for sales of Sensors subject to this Agreement, excluding any deductions, expenses or offsets.

1.12.	“Intel Designated Customers” means companies Intel has designated that qualify for preferred pricing under Section 5 and for capacity under Section 4.3.

1.13.
“Intellectual Property Rights” or “IP Rights” mean any and all tangible and intangible: (i) rights associated with works of authorship throughout the world, including but not limited to copyrights, copyright applications, neighboring rights, moral rights, and all derivative works thereof, (ii) know-how and trade secret rights, (iii) patents, patent applications, designs, algorithms and other industrial property rights, (iv) trademark and trade name rights and similar rights, as well as applications related to the foregoing, and, (iv) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated) whether arising by operation of law, treaty, contract, license, or otherwise, together with all registrations, initial applications, renewals, extensions, continuations, divisions, reissues, or the like thereof that are now, or are thereafter, in force (including any rights in any of the foregoing).

1.14.	“Last Production Ready Date” means eighteen (18) months from the Effective Date.

1.15.
“Non-Royalty-Bearing Sensor License” means a worldwide, non-transferable (except in the case of permitted assignment), fully-paid, irrevocable license to all Intellectual Property Rights, owned or controlled by UniPixel, in the Sensors to use, make, have made, import, market, and sell Sensors, including any products incorporating or using Sensors or products manufactured using the UniBoss process.

1.16.
“Non-Royalty-Bearing Sensor License Triggers” means the occurrence of any of the following events during the Term and prior to UniPixel paying Commissions to Intel equal to the Commission Cap (i) UniPixel becomes the subject of any proceeding under any bankruptcy, insolvency or liquidation law during the Term of the Agreement; or (ii) UniPixel commits a material breach of the license agreement, which breach is not cured, if capableof cure, within thirty (30) days of notice from Intel.

1.17	“Prototype Sensors” mean proof of concept prototype Sensors that meet Specifications for touch sensors as detailed in Exhibit A.

1.18.	“Royalties” has the meaning in Section 7.1.2. 1.

1.19.
“Royalty-Bearing Sensor License” means a worldwide, non-transferable (except in the case of permitted assignment), royalty-bearing. irrevocable license to all Intellectual Property Rights, owned or controlled by UniPixel, in the Sensors to use. make, have made, import, market and sell Sensors, including any products incorporating or using Sensors or products manufactured using the UniBoss process.

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1.20.
“Royalty-Bearing Sensor License Triggers” means the occurrence of any of the following events during the Term and prior to UniPixel paying Commissions to Intel equal to the Commission Cap: (i) UniPixel does not meet the Final Intel Production Capacity Availability by the Last Production Ready Date and (ii) UniPixel has not sold any Sensors to Intel Designated Customers by the Last Production Ready Date.

1.21.	“Sensor” means rolls of single layer, dual -sided patterned conductor film manufactured using UniPixel’s proprietary UniBoss™ process technology.

1.22.	“Specifications” means the technical specifications for the Sensors that must be met by UniPixel (as detailed in Exhibit A).

1.23.	“Standard Commission” means a Commission on the sale of Sensors to Intel and Intel Designated Customers.

1.24.	“Technical Materials” has the meaning in Section 7.1.3.

1.25.	“Term” has the meaning in Section 13.1.

1.26.	“The CIT Actions” has the meaning in Section 9.1.3.

2.           OVERVIEW

Intel is enabling touch eco-systems for Ultrabook, and other Intel architecture platforms that require touch interface in the future. Intel is exploring low-cost, high-reliability touch sensor solutions that meet Window 8 multi-touch requirements. lntel is willing to pay the fee to UniPixel to enable UniPixel to procure Equipment, and make improvements required to make its Sensor production facility operational. In exchange for the Fee, UniPixel will make available low cost, high reliability Sensor production capacity (as outlined herein) to Intel, and any Intel Designated Customers, at a pricing to Intel as set forth herein. In exchange for the Fee, UniPixel will further pay a Commission to Intel on sales of Sensors to Intel and Intel Designated Customers as outlined herein.

3.            FEE

3.1.	Fee. Intel will pay to UniPixel a "Fee" of Ten Million Dollars ($10,000,000 USD) in the following installments:

3.1.1.	Five Million Dollars ($5,000,000 USD) will be paid within thirty (30) days of receipt of an invoice from UniPixel and copies of purchase orders for the Equipment out lined in Exhibit A.

3.1.2.
Five Million Dollars ($5,000,000 USD) will be paid within forty-five (45) days of receipt of an invoice from UniPixel following installation of the Equipment at its facility and proof from UniPixel that the Equipment meets the Specifications detailed in Exhibit A. UniPixel may split this Fee payment into a maximum of three (3) invoices, if desired.

3.2.	Use of Fee. UniPixel will use the Fee exclusively to purchase Equipment and make improvements to its facility as detailed in Exhibit A.

3.3.
Taxes. All applicable taxes, including but not limited to sales/use taxes, transaction privilege taxes, gross receipts taxes, and other charges such as duties, customs, tariff's, imposts, and government imposed surcharges will be stated separately on UniPixel's invoice.  Uni Pixel will remit all such charges to the appropriate tax authority unless Intel provides sufficient proof of tax exemption. In the event that Intel is prohibited by law from making payments to UniPixel unless Intel deducts or withholds taxes therefrom and remits such taxes to the local taxing

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jurisdiction, then Intel will duly withhold such taxes, provide the evidence of withholding tax payment, and will pay to UniPixel the remaining net amount after the taxes have been withheld. Intel will not reimburse UniPixel for the amount of such taxes withheld. When property is delivered and/or services are provided or the benefit of services occurs within jurisdictions in which UniPixel collection and remittance of taxes is required by law, UniPixel will have sole responsibility for payment of said taxes to the appropriate tax authorities. In the event UniPixel does not collect tax from Intel, and is subsequently audited by any tax authority, liability of Intel will be limited to the tax assessment, with no reimbursement for penalty or interest charges. Each party is responsible for its own respective income taxes or taxes based upon gross revenues, including but not limited to business and occupation taxes.

4.   SENSOR OR SPECIFICATIONS AND CAPACITY

4.1.	Prototypes. Uni Pixel will deliver to Intel at least ten (10) Prototype Sensors, at no cost to Intel, as detailed in Exhibit A.

4.2	Sensor Specifications. UniPixel agrees that it will meet or exceed the Specifications as soon as reasonably possible after the Effective Date.

4.3	Intel Sensor Availability. UniPixel will make available to Intel, its Affiliates, and Intel Designated Customers, the ability to produce:

4.3.1	Five hundred thousand (500,000) Sensor units (which meet the Specifications) per month (15.6” equivalent units) within eight (8) months of Effective Date and

4.3.2.	One million (1,000,000) Sensor unit per month (15.6 equivalent units) within twelve (12) months of the Effective Date (the “Final Intel Production Capacity Availability").

4.3.3.
In the event that Intel or Intel [)esignated Customers do not provide committed orders for the quantities above within ninety (90) days prior to any month, UniPixel shall be free to reallocate any unused production capacity to other customers.

Once available, UniPixel will make available the Final Intel Production Capacity Availability for the remainder of the Term.

4.4.
Sensor Support Warranty Issues. and Defects. UniPixel remains and is responsible for all support. warranty issues, and defects for those Sensors UniPixel supplies to Intel, its Affiliates and Intel Designated Customers.

5.   SENSOR PRICING

5.1.
Not-to Exceed Pricing of Sensors. A fundamental objective of this Agreement is to deliver a lower cost touch solution for computer systems. While the parties have agreed to certain not-to-exceed price points identified in Table I below, UniPixel is free at all times to set its prices. If UniPixel decides at any point to set its prices above the agreed not-to-exceed price points, Intel will have the right to buy the Sensors from UniPixel at the not-to-exceed price and distribute the Sensors.

Table 1
Line Width	11.6” Sensor screen size	13.3” Sensor screen size	15.6” Sensor Screen size
15 microns	***	***	***
10 microns	***	***	***
6 microns	***	***	***
***The information in this table has been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

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5.2.
Most Favorable Pricing. Further, UniPixel will provide Intel Designated Customers and Intel or its Affiliates, the same or better pricing than is offered to any other UniPixel customers for the same Sensor screen size of equivalent configuration (i.e., single-sided vs. dual-sided), if such pricing is lower than the not-to-exceed pricing noted above in Section 5.1.

5.3.
Pricing Limitations. All prices for Not-to Exceed Pricing and Most Favorable Pricing are for printed and plated Sensors only, and do not include cover lenses, touch controllers, flexible printed circuits, lamination or assembly.  Based on the volume and competitive situation, prices may be adjusted upon mutual agreement of the parties during the Term. Other Sensor screen size prices may be agreed upon in writing by the parties at a later date without the need to amend this Agreement.  Other than as specified in the Agreement, Uni-Pixel is free to set prices at its own discretion.

6.           COMMISSION TO INTEL

6.1.
Commissions. Until such time as the commission Cap is reached, UniPixel will pay Commissions as follows: UniPixel will pay the Standard Commission commencing upon the first sales of Sensors.  In the event an Expanded Commission Trigger occurs, UniPixel will also pay Expanded Commissions to Intel.  In such event, Expanded Commissions will accrue on the first day of the month immediately following any Expanded Commission Trigger event.

6.2.
Commission Payments. The Standard Commission and Expanded Commission will be paid on a monthly basis.  Within thirty (30) days of the end of each calendar month, UniPixel will provided a commission report in a form acceptable to Intel and UniPixel, signed by an authorized executive of UniPixel, detailing the Gross Revenue, the number and type of Sensor units sold during that month, the parties to whom they were sold and the amount of Commission payment due.  Concurrently therewith, UniPixel will pay to intel the Commission as stated on the commission report.  UniPixel will provide upon request of Intel sufficient records to ensable intel to determine the Gross Revenue and Commission.  UniPixel will retain such records for at least two (2) years following the end of the Term.  Payment by UniPixel to Intel will be in U.S. dollars unless otherwise agreed in writing by the parties, no matter where the sale occurs.  UniPixel will remit all amounts due to Intel by electronic wire transfer to an account specified by Intel, as long as remittance is compliant with applicable money export restrictions.

6.3.
Commission Cap.  UniPixel will pay Commissions until the aggregate Commissions paid equals the Commission Cap.  The “Commission Cap” will equal eighteen-million, five-hundred thousand dollars ($18,500,00 USD), provided, however that for every full month earlier than the Last Production Ready Date that UniPixel is able to concurrently meet both the Specifications and the Final Intel Production Capacity Availability, the Commission Cap will be reduced by one-million dollars ($1,000,000 USD), up to a total maximum reduction of six-million dollars ($6,000,000 USD). For example, if UniPixel is able to meet both the Specifications and the Final Intel Production Capacity Availability six (6) months prior to the last Production Ready Date, the Commission Cap would be reduced to twelve-million, five hundred thousand dollars ($12,500,000 USD).

6.4.
Audit Right. Intel shall have the right, upon reasonable written notice, and not more than once every six (6) months, to examine UniPixel’s records during UniPixel’s normal business hours to verify UniPixel’s reports on the amount of Gross Revenue and Commissions due to Intel under this Agreement, UniPixel’s compliance with the terms of the is Agreement and the use of the Fee.  If any such examination discloses a shortfall in the Commissions due to Intel,

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UniPixel will reimburse Intel for the full amount of such shortfall within thirty (30) days.  Moreover, in the event the amount of shortfall exceeds the greater of fifty thousand dollars ($50,000 USD) or five percent (5%) of the amount due or paid, as the case may be, UniPixel shall reimburse Intel for the reasonable cost and expenses incurred in connection with such audit.  Otherwise, Intel shall pay all costs and expenses related to the audit.

6.5.
Taxes. If a foreign tax authority determines that UniPixel must withhold taxes on payments made by UniPixel to Intel under this Agreement, UniPixel may deduct such taxes from any amount owed to Intel and pay them to appropriate tax authority, provided that UniPixel promptly secures and delivers to Intel an official receipt for any withheld taxes and any other documents necessary to permit Intel to claim a U.S. Foreign Tax Credit.  In cases other than withholding taxes, including but not limited to sales and use taxes, stamp taxes, value added taxes, property taxes and other taxes or duties imposed by any taxing authority on or with respect to this Agreement, the costs of such taxes or duties will be borne by UniPixel.  In the event that such taxes or duties are legally imposed initially on Intel or Intel is later assessed by any taxing authority, then Intel will be promptly reimbursed by UniPixel for such taxes or duties plus any interest and penalties suffered by Intel.  This clause will survive the termination of the Agreement.

7.           PROTECTIVE PROVISIONS

7.1.	Sensor Licenses.

7.1.1	Non-Royalty-Bearing Sensor License. In the event a Non-Royalty-Bearing Sensor License Trigger occurs, UniPixel grants to Intel and its Affiliates a Non-Royalty-Bearing Sensor License.

7.1.2.
Royalty-Bearing Sensor License. In the event a Royalty-Bearing Sensor License Trigger occurs, Intel may, at its sole option, notify UniPixel of its intent to take a Royalty-Bearing Sensor License.  Upon receipt of such notice, UniPixel may, at its sole option (i) pre-apay Commission in an amount equal to the then current Commission Cap less the total of all previously paid Commissions to Intel, or (ii) grant to Intel and its Affiliates a Royalty-Bearing Sensor License; either payment, or the grant of license by UniPixel must occur within thirty (30) dyas of such notice from Intel.

7.1.2.1.
Royalty Calculations.  If Intel takes a Royalty-Bearing License, then Intel shall pay UniPixel a running royalty of a to-be-agreed-upon percentage of the gross margin for each Sensor sold by Intel (“Royalties”).

7.1.2.2.	Royalty-Free Sensors. Intel has no obligation to pay royalties on Sensors distributed without charge, including without limitation, for marketing and promotion purposes or for replacement or repair.

7.1.2.3.
Royalty Reports and Payment.  Within sixty (60) days following the end of each calendar half-year, Intel shall submit a report the states the net revenue from Sensors sold by Intel during such half-year period and the royalties due to UniPixel thereon.  A check for the amount of royalties due shall be sent contemporaneously with the submission of such report.

7.1.3.
Technical Materials. In the case that either (i) a Non-Royalty Bearing Sensor License, or (ii) a Royalty Bearing Sensor License, is granted, UniPixel agrees to fully cooperate with the Intel in the transfer of engineering drawings, proprietary information, technical documentation, know how, specifications and the like (“Technical Materials”), as may be required by Intel or a third party contractor of Intel to exercise the rights granted under such licenses, provided that Intel and any

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third party contractor of Intel shall maintain the confidentiality of the Technical Materials.

7.1.4.
Priority of Non-Royalty-Bearing Sensor License. If a Non-Royalty-Bearing Sensor License Trigger occurs after a Royalty-Bearing Sensor License Trigger has already occurred, then any Royalty-Bearing Sensor License will automatically become a Non-Royalty-Bearing Sensor License. Conversely, if a Royalty-Bearing Sensor License Trigger occurs after a Non-Royalty-Bearing Sense License Trigger has already occurred, then any Non-Royalty Bearing Sensor will remain in place.

7.2.	Equipment Assignment.

7.2.1.
In the event one of the Equipment Assignment Triggers listed in Section 1.6(ii) or 1.6 (iii) occurs during the Term and prior to payment in full of the Commission Cap, UniPixel may, at its sole option (i) pre-pay Commission in an amount equal to the then current Commission Cap less the total of all previously paid Commissions to Intel or (ii) assign all title and ownership to the Equipment to Intel; either payment or assignment must occur within thirty (30) days of such occurrence.

7.2.2.
In the event that the Equipment Assignment Trigger listed in Section 1.6(i) occurs during the Term and prior to payment in full of the Commission Cap, Unipixel assigns all title and ownership to the Equipment to Intel.

7.2.3.
In the event that UniPixel assigns ownership to the Equipment under either Section 7.2.1 or Section 7.2.2, UniPixel will then immediately permit Intel or its designee access to UniPixel’s facilities and property to remove any Equipment. UniPixel will further provide all necessary assistance to Intel or its designee to complete documentation to secure title and ownership to the Equipment at no additional cost.

7.3.
Supply Line Protection. UniPixel agrees that damages shall be UniPixel’s sole remedy for any infringement of UniPixel’s patents arising from third party products or services (hereafter “infringing products”) used in manufacturing, testing or assembling Intel’s products, and UniPixel shall seek such damages solely form the manufacturer(s) and/or distributor(s) of such infringing products. Nothing in this Section 7.3 shall prevent UniPixel from seeking an injunction against infringing products not for use in manufacturing, testing or assembling Intel’s products.

8.    OWNERSHIP

8.1.
Ownership of Intellectual Property, Licenses to Intellectual Property. Except for the licenses granted herein, neither party acquires any rights nor licenses as a result of this Agreement either express or implied, under any IP Rights of the other party. Each party retains all of its right, title and interest in and to its pre-existing technology. Neither party shall assist, or attempt to assist, with the development of technology of the other party as a result of this Agreement. It is not the intent of the parties for Intel to jointly develop technology with UniPixel.

9.    LIMITED WARRANTIES AND PERFORMANCE COVENANT

9.1.
UniPixel Warranty. The representations and warranties given hereunder are continuous in nature and shall be deemed to have been given by UniPixel at execution of this Agreement and at each stage of performance hereunder. As of the date of this Agreement, UniPixel warrants the following:

9.1.1.	UniPixel has the power and authority to enter into this Agreement and perform its obligations hereunder. UniPixel has obtained all necessary approvals for entering

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into and performing under this Agreement, and this Agreement has been duly authorized, executed and delivered by UniPixel and constitutes a valid and binding obligation of UniPixel as of the Effective Date.

9.1.2.	UniPixel Sensors do not infringe upon or misappropriate any third party Intellectual Property Right.

9.1.3.
Except for all legal actions filed against UniPixel in the High Courts of Justice in England by Conductive Inkjet Technology Limited (“CIT”), and any other legal or administrative actions or processes between UniPixel and CIT in any jurisdiction (collectively defined as “The CIT Actions”), there are no pending claims or actions commenced against UnPixel by a third party, that could affect UniPixel’s ability to fulfill its obligations, warranties and covenants under this Agreement.  UniPixel will also promptly alert Intel if any new actions or claims are commenced that would come under the definition of the CIT Actions.

9.1.4.	The Sensors UniPixel supplies to Intel, its Affiliates, and Intel Designated Customers, at the time of their sale by UniPixel, conform to Specifications.

9.2.
Warranty Exclusions.  THE ABOVE LIMITED WARRANTIES ARE EXCLUSIVE AND UNIPIXEL MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY.  UNIPIXEL SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE.

10.           INDEMNITY

Indemnity by UniPixel.  UniPixel agrees to indemnify, defend and hold harmless Intel, its Affiliates (including their directors, officers, employees, and agents), Intel Designated Customers, and distributors, and keep Intel, its Affiliates, Intel Designated Customers and their distributors fully and effectively indemnified from and against any and all costs, claims, liabilities, damages, demands and expenses (including reasonable attorneys’ fees) arising out of or in connection with: (i) any claim of any third party resulting from any actual or alleged breach of the warranties set forth in Section 9.1; any (ii) any claim of any third party that is brought or threatened against Intel, its Affiliates, alleging that the Sensors infringe or misappropriate any Intellectual Property Rights of any third party, including, without limitation, combinations of the Sensors with or components or integrated circuits and such infringement would not have occurred but for such combination; and (iii) any claim of any third party that is brought or threatened against and Intel, its Affiliates, Designated Customers or their distributors related to, or similar to, the claims under The CIT Actions.  The foregoing indemnity is subject to the following conditions: (a) Intel shall notify UniPixel in writing of any claim within ninety days of the time Intel becomes aware of a claim (subject to indemnity) against Intel, its Affiliates, or Intel Designated Customers, or distributors; (b) UniPixel has the right to the sole control over defense, settlement, or compromise of the claim; and (c) Intel must provide UniPixel with reasonable cooperation, information, and assistance in the defense of the claim.  UniPixel may not, without Intel’s prior written consent, settle of compromise any claim in a manner that: (i) does not unconditionally release Intel, its Affiliates, any relevant Intel Designated Customers, and/or their distributors; or (ii) may adversely affect Intel’s or its Affiliates’ rights under this Agreement.

11.           Limitation of Liability.

11.1.
Type of Damages.  OTHER THAN IN THE EVENT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR TORT DAMAGES OF ANY NATURE OR KIND WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOST PROFITS, IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE

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POSSIBILITY OF SUCH DAMAGES. THIS SECTION 11 (Limitation of Liability) SHALL NOT BE CONSTRUED TO LIMIT ANY INDEMNITY OBLIGATIONS TO THE EXTENT A COURT  (OR OTHER LEGAL ENTITY) AWARDS A THIRD PARTY LOST PROFITS, INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES FOR A CLAIM INDEMNIFIED HEREUNDER.

11.2
Amount of Damages. OTHER THAN IN THE EVENT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND EXCEPT FOR UNIPIXEL’S OBLIGATIONS UNDER SECTIONS 9 AND 0 (Warranties and Indemnity), FOR WHICH NO LIMITATION APPLIES, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT, EXCEED THE GREATER OF THE AGGREGATE AMOUNTS ACTUALLY PAID OR PAYABLE TO UNIPIXEL HEREUNDER.

12.          CONFIDENTIALITY

12.1.
Non-Disclosure Agreement.  The parties have entered into a Corporate Non-Disclosure Agreement (“CNDA”). Except as otherwise agreed by the parties, all confidential information of each party disclosed in the course of performance of this Agreement shall be subject to the terms set forth in the CNDA and, except as set forth in this Section 12.1, the CNDA shall govern in all conflicts between this Agreement and the CNDA.

12.2.
No Reverse Engineering of UniPixel Technology.  UniPixel asserts that it is a highly sophisticated technology company with access to state-of-the-art research facilities and analytical equipment.  Notwithstanding intel’s world-class capabilities, Intel agrees not to reverse engineer any component, material, composition, process, technology or article of manufacture of UniPixel.

12.3.
Required Disclosures.  A party will not be liable of the disclosure of any confidential information of the other party that is required to be disclosed in accordance with applicable laws, regulations, court , judicial or other government order, provided that such party shall give the disclosing party reasonable notice in writing prior to such disclosure and shall comply with any applicable protective order.  In the event the CNDA is terminated, all use and disclosure of confidential information disclosed in the course of performance of this Agreement shall be governed by the terminated CNDA unless and until the parties agree otherwise.

12.4.
Residuals. The terms of confidentiality included or referenced by this Agreement shall not be construed to limit either Party’s or its Affiliates right to independently develop or acquire products without use of the other paryt’s confidential or proprietary information and materials disclosed to a Party hereunder.  Further, both parties and their Affiliates shall be free to use for any purpose the residuals resulting from access to or work with such confidential or proprietary information and materials, provided that the Party and their Affiliates shall maintain the confidentiality of the same as provided or referenced herein.  The term “residuals” means information in non-tangible form, which may be retained by persons who have access to the confidential or proprietary information and materials, including ideas, concepts, know-how or techniques contained therein.  Both Party’s and their Affiliates shall not have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals.  This Section, however, shall not be deemed to grant to either Party or its Affiliates a license under the other Party’s copyrights or patents.

12.5.	Confidentiality of Agreement. The parties hereto shall keep the terms of this Agreement confidential, but may disclose these terms:

12.5.1. with the prior written consent of the other party

12.5.2. in response to a valid order of a court or other governmental body, or if otherwise required to be disclosed by law; provided, however, the disclosing party shall first

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give at least ten (10) days advanced written notice to the disclosing party so that they parties may seek appropriate protective order; or

12.5.3. in confidence to legal counsel, accountants, banks, potential acquirers and financing sources and their advisors solely in connection with complying with bona fide transactions.

13.   TERMS AND TERMINATION

13.1.
Term. The “Term” of this Agreement is the period commencing on the Effective Date and expiring on the later of: (i) three (3) years thereafter, or (ii) the full payment of the Commission Cap by UniPixel. Notwithstanding, in the event Intel is granted a Royalty Bearing Sensor License, this Agreement shall immediately terminate.

13.2.	Suspension of Performance / Termination for Breach.

13.2.1. Intel may suspend performance and/or terminate this Agreement immediately upon written notice to UniPixel at any time if:

13.2.1.1.   UniPixel is in material breach or default of any representation, warranty, covenant or agreement hereunder, which breach or default is not cured within thirty (30) days of written notice from Intel;

13.2.1.2. A UniPixel warranty under Section 9.1 is materially inaccurate;

13.2.1.3. UniPixel becomes insolvent;

13.2.1.4.   UniPixel becomes the subject of any proceeding under any bankruptcy, insolvency or liquidation law, whether domestic or foreign and whether voluntary or involuntary, which is not resolved favorably to UniPixel within sixty (60) days of commencement thereof; or

13.2.1.5. UniPixel becomes subject to property attachment, court injunction or court order, which has a material adverse effect on its operations.

13.2.2. UniPixel may suspend performance and/or terminate this Agreement immediately upon written notice to Intel; at any time if:

13.2.2.1.    Intel is in material breach or default of any representation, warranty, covenant or agreement hereunder, which breach or default is not cured within thirty (30) days of written notice from Intel;

13.2.2.2. Intel becomes insolvent;

13.2.2.3.    Intel becomes the subject of any proceeding under any bankruptcy, insolvency or liquidation law, whether domestic or foreign and whether voluntary or involuntary, which is not resolved favorably to Intel within sixty (60) days of commencement thereof; or

13.2.2.4. Intel becomes subject to property attachment court injunction or court order, which has a material adverse effect on its operations.

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13.3.	Survival. In addition to any provisions whose survival is specifically noted therein, Sections 1, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 shall survive termination of this Agreement.

13.4.	Other Remedies. Termination is not an exclusive remedy and all other remedies will be available whether or not the Agreement is terminated.

14.           GENERAL TERMS

14.1.
No Future Commitment. This Agreement does not create any business relationship between the parties except as specific herein, and Intel makes no commitment to use, purchase, license, further develop the UniPixel Sensor, or engage in any business whatsoever with UniPixel beyond the obligations outlined in Exhibit A. UniPixel may have similar agreements with others provided those agreements do not conflict with this Agreement. Unless otherwise expressly stated in this Agreement each party is responsible for its own costs and expenses related to this Agreement.

14.2.
Assignment. Intel may assign its rights or obligations, or any part thereof under this Agreement, to any of its Affiliates without the consent of UniPixel. Otherwise, neither party may assign or delegate its rights or obligations under this Agreement whether through assignment by operation of law, direct assignment, sale of substantially all assets, reorganization, merger, reverse merger or similar assignment or change of control, without the prior written consent of the other and any assignment or attempted assignment without such consent shall constitute a material breach of this Agreement and have no force or effect, shall not be binding or valid and shall instead be null and void. For purposes of this Agreement, a change of control, merger, reverse merger or similar transaction of a party shall be deemed to be a transfer of this Agreement. For a permitted or consented assignment to be valid, the assignee must accept responsibility in writing for and perform all obligations and duties of the assignor under this Agreement. Notwithstanding the above prohibition of assignment or transfer, Intel may assign this Agreement without UniPixel’s consent to an entity (that is not a competitor to UniPixel) that succeeds to all or substantially all of the business assets of Intel exclusively related to the subject matter of this Agreement at the time of the proposed transfer.

14.3.
Change of Control. In the event that UniPixel requests approval to assign the Agreement to a third party during the Term in the event of change of control of UniPixel and Intel does not consent to such assignment, which shall not be unreasonably withheld, within thirty (30) days of such request, then UniPixel may terminate the Agreement immediately following payment to Intel of an amount equal to two times (2X) the Fee (the amount paid to date) less any Commission already paid to Intel. UniPixel must return all Intel Confidential Information prior to the effective date of the change of control. Upon such payment, al Commission payment obligations under this Agreement owed from UniPixel to Intel will be extinguished, but all other surviving terms form Section 13.3 will remain in place.

14.4.
Disputes. All disputes arising directly under the express terms of this Agreement or relating to the termination thereof shall be resolved as follows. First, the senior management of both parties shall meet to attempt to resolve such disputes. If the senior management cannot resolve the disputes, either party may make a written demand for formal dispute resolution. Within thirty (30) days after such written demand, the parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one-day mediation, either party may begin litigation proceedings. All proceedings, filings, negotiations, settlements, awards, rulings or other information learned or exchanged related to or arising out of the dispute or any arbitration shall be treated as Confidential Information hereunder by both parties. During the period of submission to mediation and thereafter until the granting of an award, the

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parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award. Nothing in this Section shall affect a party’s right to seek immediate or preliminary equitable relief not otherwise prohibited by this Agreement.

14.5.
Notices and Contracts. All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

For Intel:	For UniPixel:
Intel Corporation	Uni-Pixel Displays, Inc.
2200 Mission College Boulevard	8708 Technology Forest Drive, Suite 100
Santa Clara, CA 95054	The Woodlands, TX 77381
United States of America	United States of America
Attn: General Counsel	Attn: Jeff Tomz
Reference ID: PCCG Legal

With copy to:
Intel Corporation
Post Contract Management
1900 Prairie City Rd.
Folsom, CA 95630
United States of America
Attn: Cathie McCall FM3-78

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

14.6.
Governing Law. This Agreement shall in all respects be governed by the laws of the State of Delaware without reference to its principles of conflicts of laws. This Agreement will not be governed by the United Nations Convention of Contracts for the International Sale of Goods, the application of which is expressly excluded.

14.7.
Jurisdiction. Intel and UniPixel agree that all disputes and litigation regarding this Agreement and matters connected with its performance shall be subject to the exclusive jurisdiction of the courts of the State of Delaware or of the Federal courts sitting therein.

14.8.
Compliance with Laws. Anything contained in this Agreement to the contrary notwithstanding, the obligations of the parties hereto shall be subject to all laws, present and future, of any government having jurisdiction over the parties hereto, and to orders, regulations, directions or requests of any such government.

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14.9.
Entire Agreement. Both parties agree that this Agreement and all exhibits incorporated by reference herein is the complete and exclusive statement of agreement between the parties and supersedes all proposals, oral or written, and all other communications relating to the subject matter of this Agreement. Any terms and conditions of any invoice or purchase order or other instrument issued by Intel or UniPixel in connection with this Agreement inconsistent with this Agreement will be of no force or effect.

14.10.	Modifications. This Agreement may be modified or amended only by a written instrument duly signed in ink by authorized representatives of both UniPixel and Intel.

14.11.
Waiver. Failure or delay in enforcing any term, provision or condition of this Agreement by either party will not operate as a waiver and no waiver of any term, provision or condition of this Agreement will be valid unless in writing and signed by the party agreeing to such waiver. Any waiver by either party of any condition, part, term or provision of this Agreement will not operate or be considered as a waiver of any other condition, part, term or provision of a waiver of any future event or circumstance.

14.12.
Severability. If any provision of this Agreement is determined by an arbitration panel or court of competent jurisdiction to be invalid or unenforceable, then such provision shall be deemed modified to the extent necessary in order to render such provision valid and enforceable; if such provision may not be so saved, it shall be severed and the remainder of this Agreement shall remain in full force and effect.

14.13.
Force Majeure. If any party is rendered wholly or partially unable by a Force Majeure situation to carry out its obligations under this Agreement (with the exception of payment obligations), and if that party gives prompt notice and full particulars of such For Majeure situation to the other party, the notifying party shall be excused form performance of its obligations hereunder during the continuance of any inability so caused, but for no longer period. Such cause shall be remedied by the notifying party as far as possible with reasonable speed and effort. In the event that the notifying party ceases to diligently attempt to remedy the Force Majeure situation and resume satisfactory performance (provided that the Force Majeure is of such a nature that the nonperforming party can reasonably influence or remedy), the other party may at its option immediately terminate this Agreement. In the event that the Force Majeure situation prevents a party form carrying out its material obligations under this Agreement, then provided that such party continues to make any and all payments required by it hereunder, the other party shall have no right to terminate this Agreement, provided that in the event that a Force Majeure situation or a series of Force Majeure situations extends for a cumulative total of more than forty-five (45) days, then the party whose obligations are not prevented by the Force Majeure situation(s) may terminate this Agreement. UniPixel agrees that if a Force Majeure situation occurs, UniPixel shall make best efforts and give highest priority to fulfill its obligations under this Agreement.

14.14.
Relationship of Parties. The relationship between the parties is that of independent contractors. This Agreement does not constitute a partnership or joint venture between UniPixel and Intel. UniPixel is not the representative or agent of Intel and Intel is not the representative or agent of UniPixel and neither shall so hold itself out publicly or to any third party or incur any liability for the other.

14.15.
Press Releases and Public Statements. Neither Intel nor UniPixel will issue any press releases, make any public statements of any kind related to the subject matter of this Agreement or otherwise use the other party’s name without such party’s prior express written approval unless it is required as material disclosure with regards to SEC compliance and or law. In any event the material will be shared with the other party before it is released.

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14.16.
Export Control. Neither party shall export, either directly or indirectly, any product, service or technical data or system incorporating Sensors without first obtaining nay required license or other approval from the U.S. Department of Commerce or any other agency or department of the United States government. In the event any product is exported form the United States or re-exported from a foreign destination by either party, that party shall ensure that the distribution and export/re-export or import of the product is in compliance with all laws, regulations, orders, or other restrictions of the U.S. Export Administration Regulations and the appropriate foreign government. Both parties agree that neither it nor any of its Affiliates will export/re-export any technical data, process, product, or service, directly or indirectly, to any country for which the United States government or any agency thereof or the foreign government from where it is shipping requires an export license, or other governmental approval, without first obtaining such license or approval.

14.17.	Descriptive Headings. Section headings are for convenience only and will not be considered in interpreting this Agreement.

14.18.	Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives effective as of the Effective Date.

Intel:	UniPixel:

Intel Corporation	Uni-Pixel Displays, Inc.

By: /s/ Jacklyn A. Sturm	By: /s/ Reed Killion

Print Name: Jacklyn A. Sturm	Print Name: Reed Killion

Title: VP, GM Global Sourcing	Title: CEO

Date: April 3, 2013	Date: April 4, 2013

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EXHIBIT A

I.         Equipment

A.            Equipment Details (equipment to be purchased)

Printing Equipment

(1) ***

Plating

(2) ***
(4) ***
   ***

Roll-to-Roll Equipment

(6) ***

***This information has been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

B.            Budget for use of Fee for Equipment

UniPixel - Equipment Budget

Area/Item	Budget/Quote	Quanty	Amount,$	PO Number(s)	Estimated Acceptance Date
Printing
***	1,137,000	1	1,137,000	123112RP-001	7/1/2013

Plating
***	732,265	2	1,464,530	021813LD-001 Plus Chg Order	7/1/2013
***	973,268	4	3,893,072		10/1/2013

Roll-to-Roll Equipment
***	608,019	6	3,648,116		7/1 & 10/1/2013
Total			10,142,717
***The information in this table has been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

C.  Agreed Specifications for Testing of Equipment.

  Printing Specifications:

•  Ability to print Roll-to-Roll catalytic ink lines per the following specifications:
o     Minimum speed uf 50 feet per minute
o     Line resolution of 6 microns ± I  micron
o     Registration of 50 microns or less

  Plating Specifications:

•  Ability to plate Roll-to-Roll per the following specifications:

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o     Speed at a minimum of 18 inches per minute
o     Copper plating at a height of at least 300 nanometers
o     Nickel plating on top of Copper at a height of at least 100 nano-meters

II.  Sensor Specifications

•  The Sensor will meet at least the following minimum specifications ("Specifications")
-  6 micron +/- 1 micron line width that supports screens sizes up to 23"
-  Sensor will meet Windows 8 multi-touch requirements and specifications, when using touch controllers that are Windows 8 certified.
Sensor replaces ITO process with metal mesh thus reducing the process cost of touch module but still delivers "best in class" optical and electrical touch performance.

Following table below is part of the "Specifications":

	Value	Validation Method	For lines <= 7µm and spacing >= 150µm
Transmission	>80%	Measured	Free Standing Substrate *, **
Haze	<2%	Measured	Transmission Haze + absorption **
Color Shift	<0.01	Measured	du, dv
Moire	None	Visual	No visible interference patterns at normal viewing distances, angles, and under normal lighting conditions
Sparkle	None	Visual	No visible color breakup under normal viewing distances, angles and normal lighting conditions
Reflected color variance	Minimal	Visual	No visible variance in reflected color
* Transmission values increase by approx. 9% in full laminated stack between LCD & Cover Glass ** Values will vary by line width and spacing

III.  Overall Touch Panel requirements (Not part of the "Specifications")
Parameter	Specifications
TSP
Number of Touch Points	≥10 touches [1]
"Dead zones"	None in active viewing area.
Touch Characteristics
Minimum touch activation force	No minimum touch activation force*
Touch Report Rate	>80 Hz [1]
Signal to Noise Ratio	>35[?]
Wander	For a static centroid, reported value shall not deviate by more than +/-0.25mm over 5 seconds. [1]
Phantom touches	No phantom touches under any condition, including rapid environmental changes [1]
Test
Shorts	All nets pass for shorts
Test Coverage	Testing of 100% of nodes in sensor

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Defect Rate	Zero dead nodes
Mechanical
Expected Life Performance	Over 60,000,000 single point touch.
Lamination Peel Strength (ASTM D3330)	>150N/10cm at 180 degree peel, 30cm/min [2]
Environmental: Temperature	No degraded touch performance for 0C-40C, 0% RH to 85% RH. Temperature and humidity changes shall not create phantom touches. [1]
Surface Durability Test	Note: if there is no cutting, drilling, or any process that could remove material from any of the panel surfaces after the chemical strengthening process, this test is optional [2]
Defects: Scratches, foreign matters, bubbles

[1] = Touch controller dependent
[2] = Lamination partner dependent

IV.  Sales & Support
•          UniPixel would be solely responsible for selling its products and supporting to all customer issues and inquiries.
•          Except as agreed to in the agreement, UniPixel is responsible for pricing, delivery, and quality of its sensor.
•          UniPixel would provide standard product warranty.

V.  Prototype Sensors (proof of concept)

(i)    Detailed proof of concept (PoC) requirements will be agreed within thirty (30) days from the Effective Date of the Agreement.

(ii)   UniPixel will provide 10 Sensors (fully laminated touch modules with touch IC of suggested by Intel for a convertible design) at no cost to Intel within thirty (30) days from agreed upon PoC requirements, subject to delivery dates of related suppliers (e.g. Flex Cable Provider, Controller Manufacture, Lamination Partner, Cover Glass Manufacture, etc.).

(iii)  Prototype's will meet all the Specifications and any deficiencies found in the PoC will be corrected by the time of production of the Sensor.

VI.  Supply Chain Assistance

In addition to Sensor capacity, UniPixel will work with Intel to develop total touch module supply chain for OEMs/ODMs to use which would include lamination of Sensor, integration of complete touch module and lamination of module to LCD

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